FORM S-3 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON

AUGUST 20, 2025

REGISTRATION NO. 333-289202

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3
REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SANDRIDGE ENERGY, INC.*

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

20-8084793

I.R.S. Employer Identification Number

1 E. Sheridan Ave, Suite 500

Oklahoma City, Oklahoma 73104

(405) 429-5500

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Grayson Pranin

Chief Executive Officer

1 E. Sheridan Ave, Suite 500

Oklahoma City, Oklahoma 73104

(405) 429-5500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael J. Blankenship

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002

(713)-651-2600

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plants, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

* TABLE OF ADDITIONAL SUBSIDIARY GUARANTOR REGISTRANTS

Exact Name of Additional Registrant as Specified in its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employee Identification No.
SandRidge Exploration and Production, LLC	Delaware	87-0776535
SandRidge Holdings, Inc.	Delaware	20-5878401
SandRidge Midstream, Inc.	Texas	75-2541148
SandRidge Operating Company	Texas	75-2541245
SandRidge Realty, LLC	Oklahoma	26-0586079

(1)	The address and telephone number for each Additional Subsidiary Guarantor Registrant is 1 E. Sheridan Ave, Suite 500, Oklahoma City, Oklahoma 73104 and (405) 429-5500.

Explanatory Note

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-289202) of SandRidge Energy, Inc. (the “Form S-3 Registration Statement”) is being filed to correct the hyperlinks to the exhibits listed in “Part II—Item 16. Exhibits” of the Form S-3 Registration Statement. Except for the updated hyperlinks, the facing page, and the signature page, the remainder of the Form S-3 Registration Statement remains unchanged.

PART II: INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

SEC registration fee		$30,200	*
FINRA filing fee	$	*	*
Legal fees and expenses	$	*	*
Accounting fees and expenses	$	*	*
Printing and engraving expenses	$	*	*
Blue Sky, qualification fees and expenses	$	*	*
Transfer agent fees and expenses	$	*	*
Trustee fees and expenses	$	*	*
Depositary fees and expenses	$	*	*
Warrant agent fees and expenses	$	*	*
Rating agency fees	$	*	*
Miscellaneous	$	*	*
TOTAL		$30,200

*	The Company previously registered the offer and sale of up to $500 million of securities pursuant to a Registration Statement on Form S-3 (File No. 333-266522), which was initially filed with the Securities and Exchange Commission on August 4, 2022, as amended on August 15, 2022, and declared effective on August 17, 2022 (the “Prior Registration Statement”). In connection with the filing of the Prior Registration Statement, the Company made a fee payment in the amount of $46,350. All of the securities registered for potential issuance and sale by the Company under the Prior Registration Statement remain unsold (the “Unsold Securities”). Pursuant to Rule 457(p) under the Securities Act, the registration fee of $46,350 that has already been paid and remains unused with respect to the Unsold Securities will offset any registration fee due in connection with this prospectus supplement. All offerings under the Prior Registration Statement have been terminated or completed pursuant to Rule 457(p).

**	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Delaware Corporations

The Company and SandRidge Holdings, Inc. (“Holdings”) are organized under the laws of Delaware. Our Certificate of Incorporation and the certificate of incorporation of Holdings provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our Certificate of Incorporation and the certificate of incorporation of Holdings, will be limited to the fullest extent permitted by the amended DGCL. Our Bylaws and the bylaws of Holdings provide that the Company may indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our Certificate of Incorporation also contains indemnification rights for our directors and our officers. Specifically, our Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent authorized by the DGCL. Further, we may maintain insurance on behalf of our officers and directors against expense, liability or loss asserted incurred by them in their capacities as officers and directors.

We have obtained directors’ and officers’ insurance to cover our directors, officers and some of our employees for certain liabilities.

We have entered into written indemnification agreements with our directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to us, either a majority of the independent directors, a committee of the board of directors, independent legal counsel, or the stockholders must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) us to indemnify the officer or director.

Delaware Limited Liability Companies

SandRidge Exploration and Production, LLC (the “Delaware LLC Registrant”) is organized in the State of Delaware. Section 18-108 of the Delaware Limited Liability Company Act provides that, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a Delaware limited liability company may, and has the power to, indemnify and hold harmless any member or director or other person from and against any and all claims and demands whatsoever.

The limited liability company agreement of the Delaware LLC Registrant provides that each member, director, officer and employee shall be indemnified, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees), arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the indemnitee may be involved by reason of its relation to the Texas LLC Registrant, or an affiliate thereof, as set forth in its limited liability company agreement, unless the act or failure to act giving rise to indemnity was performed or omitted fraudulently or constituted gross negligence or willful misconduct.

The general effect of the foregoing is to provide indemnification to officers and directors for liabilities that may arise by reason of their status as officers or directors, other than liabilities arising from willful or intentional misconduct, acts or omissions not in good faith, unlawful distributions of corporate assets or transactions from which the officer or manager derived an improper personal benefit.

The Delaware LLC Registrant may obtain insurance to cover its board of directors and such other persons as its board of directors shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection the Delaware LLC Registrant’s activities.

Texas Registrants

Pursuant to Section 1.106 of the Texas Business Organizations Code (the “TBOC”), the indemnification provisions set forth in the TBOC are applicable to most entities established in the state of Texas, including corporations, limited liability companies and limited partnerships. Under Section 8.002 of the TBOC, unless a Texas limited liability company adopts the general indemnification provisions of the TBOC, described below, those provisions are not applicable to a Texas limited liability company.

Pursuant to Section 8.051 of the TBOC, an enterprise must indemnify a governing person, former governing person or delegate against reasonable expenses actually incurred by the person in connection with a proceeding in which the person was a respondent because the person is or was a governing person if the person is wholly successful, on the merits or otherwise, in the defense of the proceeding. Pursuant to Sections 8.101 and 8.102 of the TBOC, any governing person, former governing person or delegate of a Texas enterprise may be indemnified against judgments and reasonable expenses actually incurred by the person in connection with a proceeding, in which such person was a respondent if it is determined, in accordance with Section 8.103 of the TBOC, that: (i) the person acted in good faith, (ii) reasonably believed (a) in the case of conduct in the person’s official capacity, that the person’s conduct was in the enterprise’s best interests or (b) in any other case, that the person’s conduct was not opposed to the enterprise’s best interests, (iii) in the case of a criminal proceeding, such person did not have a reasonable cause to believe that the person’s conduct was unlawful and (iv) that the indemnification should be paid. Indemnification of a person who is found to be liable to the enterprise is limited to reasonable expenses actually incurred by the person in connection with the proceeding and does not include judgments, penalties or fines, except for certain circumstances where indemnification cannot be given at all. Pursuant to Section 8.105 of the TBOC, an enterprise may indemnify an officer, employee or agent to the same extent that indemnification is required under the TBOC for a governing person or as provided in the enterprise’s governing documents, general or specific action of the enterprise’s governing authority, contract or by other means.

Texas Corporations

SandRidge Midstream, Inc. and SandRidge Operating Company (the “Texas Corporation Registrants”) are organized as corporations in the State of Texas. Under the provisions of Chapter 8 of the TBOC, the Texas Corporation Registrants charters and Texas Corporation Registrants’ bylaws, the Texas Corporation Registrants indemnify their directors, officers, employees and agents and purchase and maintain liability insurance for those persons. Section 8.101 of the TBOC provides that any director or officer of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with or in defending any action, suit or proceeding in which he is a party by reason of his position. With respect to any proceeding arising from actions taken in his official capacity as a director or officer, he may be indemnified so long as it shall be determined that he conducted himself in good faith and that he reasonably believed that such conduct was in the corporation’s best interests. In cases not concerning conduct in his official capacity as a director or officer, a director may be indemnified as long as he reasonably believed that his conduct was not opposed to the corporation’s best interests. In the case of any criminal proceeding, a director or officer may be indemnified if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The Texas Corporation Registrants bylaws provide, in general, that each of the Texas Corporation Registrants will indemnify each of the Texas Corporation Registrants’ directors under the circumstances permitted under the TBOC. Further, if Texas law is amended to authorize the further elimination or limitation of directors’ or officers’ liability, then the liability of their directors or officers will automatically be limited to the fullest extent provided by law.

The Texas Corporation Registrants may obtain insurance to cover their directors, officers and some of their employees for certain liabilities.

Oklahoma Limited Liability Companies

SandRidge Realty, LLC (the “Oklahoma LLC Registrant”) is organized in the State of Oklahoma. Section 2003 of the Oklahoma Limited Liability Company Act provides that a limited liability company may indemnify and hold harmless any member, agent, or employee from and against any and all claims and demands whatsoever, except in the case of action or failure to act by the member, agent, or employee which constitutes willful misconduct or recklessness, and subject to the standards and restrictions, if any, set forth in the articles of organization or operating agreement. In addition, Section 2017 of the Oklahoma Limited Liability Company Act states that the articles of organization or an operating agreement may provide for indemnification of a member or manager for judgments, settlements, penalties, fines or expenses incurred in any proceeding because the person is or was a member or manager, but does not permit the articles of organization or operating agreement to limit or eliminate a manager’s liability for breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction from which the manager derived an improper personal benefit.

The operating agreements of the Oklahoma LLC Registrant provides that the company shall indemnify its member and those managers, officers, agents and employees identified in writing by the member or managers as being entitled to indemnification, except to the extent prohibited by the law. The operating agreement also provides that the company may advance costs of defense to such persons upon receipt of an undertaking by such person to repay such amounts if it is ultimately determined that the person is not entitled to indemnification by the company.

Item 16. Exhibits.

See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement, which Exhibit Index is incorporated herein by reference.

Item 17. Undertakings.

(a)

(1)	The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;

(2)	The undersigned registrant hereby undertakes, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant hereby undertakes that for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	The undersigned registrant undertakes for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(j) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

EXHIBIT INDEX

		Incorporated by Reference
Exhibit No.	Exhibit Description	Form	SEC File No.	Exhibit	Filing Date	Filed Herewith
1.1	Form of Underwriting Agreement					**
1.2	Form of Underwriting Agreement for Debt Securities.					**
1.3	Form of Underwriting Agreement for Depositary Shares					**
2.1	Amended Joint Chapter 11 Plan of Reorganization of SandRidge Energy, Inc., et al., dated September 19, 2016	8-A	001-33784	2.1	10/4/2016
3.1	Amended and Restated Certificate of Incorporation of SandRidge Energy, Inc.	8-A	001-33784	3.1	10/4/2016
3.2	Amended and Restated Bylaws of SandRidge Energy, Inc.	8-A	001-33784	3.2	10/4/2016
3.3	Certificate of Designations of Series B Participating Preferred Stock of SandRidge Energy, Inc.	8-A	001-33784	3.1	11/27/2017
3.4	Certificate of Designation of Series A Junior Participating Preferred Stock of SandRidge Energy, Inc., as filed with the Secretary of State of Delaware	8-A	001-33784	3.1	7/2/2020
4.1	Form of specimen Common Stock certificate of SandRidge Energy, Inc.	8-K	001-33784	4.1	10/7/2016
4.2	Registration Rights Agreement dated as of October 4, 2016, among SandRidge Energy, Inc. and the holders party thereto	8-A	001-33784	10.1	10/4/2016
4.3	Form of Indenture for Senior Debt Securities	S-3	333-158554	4.9	4/13/2009
4.4	Form of Indenture for Subordinated Debt Securities	S-3	333-158554	4.10	4/13/2009
4.5	Form of Senior Debt Securities (included in Exhibit 4.3)
4.6	Form of Subordinated Debt Securities (included in Exhibit 4.4)
4.7	Stockholder Rights Agreement, dated as of November 26, 2017, between SandRidge Energy, Inc. as the Company, and American Stock Transfer & Trust Company, LLC as Rights Agent	8-K	001-33784	4.1	11/27/2017
4.8	First Amendment to Stockholder Rights Agreement, dated as of January 22, 2018, by and between SandRidge Energy, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent.	8-K	001-33784	4.1	1/23/2018
4.9	Form of Preferred Stock Certificate					**
4.10	Form of Warrant Agreement (including form of Warrant)					**
4.11	Form of Deposit Agreement (including terms of Depositary Shares to be issued thereunder)					**
4.12	Form of Subscription Rights Agreement and Form Subscription Rights Certificate					**
4.13	Form of Stock Purchase Contract (including Form of Stock Purchase Contract Certificate)					**
4.14	Form of Stock Purchase Unit Agreement (including Form of Stock Purchase Unit Certificate)					**
4.15	Form of Guarantee					**
5.1	Opinion of Winston & Strawn LLP as to the legality of the securities begin registered					****
23.1	Consent of Grant Thornton LLP					****
23.2	Consent of Baker Tilly US LLP (formerly, Moss Adams LLP)					****
23.3	Consent of Cawley, Gillespie & Associates, Inc.					****
23.4	Consent of Winston & Strawn LLP. (included in Exhibit 5.1 to this registration statement)					****
24.1	Power of Attorney					****
25.1	Form T-1 Statement of Eligibility and Qualification respecting the Senior Indenture					***
25.2	Form T-1 Statement of Eligibility and Qualification respecting the Subordinated Indenture					***
107	Filing Fee Table					****

*	Filed herewith.

**	To be filed, if necessary, as an exhibit to a post-effective amendment to this registration statement or as an exhibit to a Current Report on Form 8-K or other report to be filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act and incorporated herein by reference.

***	To be filed in accordance with the requirements of Section 305(b)(2) of the Trust Indenture Act of 1939 and Rule 5b-3 thereunder.

****	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on August 20, 2025.

SANDRIDGE ENERGY, INC.

/s/ Grayson Pranin
By:	Grayson Pranin
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated below.

Name	Title

/s/ Grayson Pranin	President, Chief Executive Officer and Director
Grayson Pranin	(Principal Executive Officer)

*	Executive Vice President and Chief Financial Officer
Jonathan Frates	(Principal Financial and Accounting Officer)

*	Chairman
Vincent Intrieri

*	Director
Nancy Dunlap

*	Director
Jaffrey Firestone

*	Director
Randolph C. Read

*	Director
Brett Icahn

* By:	/s/ Grayson Pranin
Grayson Pranin
President, Chief Executive Officer and Director (Attorney-in-Fact)

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on August 20, 2025.

SANDRIDGE EXPLORATION AND PRODUCTION, LLC

SANDRIDGE HOLDINGS, INC.

SANDRIDGE MIDSTREAM, INC.

SANDRIDGE OPERATING COMPANY

SANDRIDGE REALTY, LLC

/s/ Grayson Pranin
By:	Grayson Pranin
Chief Executive Officer